EXHIBIT 2.2

Execution Version
FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER
This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of January 15, 2021, is made by and among BEYOND6, INC., a Delaware corporation (“Beyond6”); Greenfill, Inc., a Delaware corporation and wholly-owned subsidiary of TopCo (“Parent”); Greenfill Merger, Inc., a Delaware corporation (“Sub”); and HC2 HOLDINGS 2, INC., a Delaware corporation, solely in its capacity as the Stockholders’ Representative (“Stockholders’ Representative”). Beyond6, Parent, Sub and the Stockholders’ Representative are also referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used, but not otherwise defined, herein shall have the meanings attributed to such terms in the Merger Agreement (as defined below).
WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of December 30, 2020 (the “Merger Agreement”); and
WHEREAS, in accordance with Section 11.5 of the Merger Agreement, the Parties desire to amend the Merger Agreement, as more fully set forth herein.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:
1.Amendment. The Merger Agreement is hereby amended as follows:
(a)Section 1.1 of the Merger Agreement is hereby amended and restated as follows:
(1)The definition of “Confidentiality Agreement” is hereby deleted and replaced in its entirety with the following:
““Confidentiality Agreement” means that certain Confidentiality Agreement, dated September 17, 2020, between HC2 Holdings Inc. and Mercuria Investments US, Inc., as amended by that certain Amendment No. 1 to Confidentiality Agreement, dated January 4, 2021, as may be further amended.”
(2)The definition of “Escrow Agreement” is hereby deleted and replaced in its entirety with the following:
““Escrow Agreement” means the Escrow Agreement, by and among Beyond6, Stockholders’ Representative, Parent and the Paying Agent, in a form and substance reasonably acceptable to the parties thereto.”
(3)The following definition is hereby added to Section 1.1 of the Merger Agreement:
“West Firm” means The West Firm, PLLC.
(b)Section 2.2 of the Merger Agreement is hereby amended by replacing the words “The West Firm, PLLC” used therein with the words “the West Firm”.

(c)Section 3.1(c) of the Merger Agreement is hereby amended by replacing the defined term “Paying Agent” used therein with the defined term “West Firm”.
(d)Section 3.1(d) of the Merger Agreement is hereby amended by replacing the defined term “Paying Agent” used therein with the defined term “West Firm”.
(e)Section 3.2(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(a)    Paying Agent. The Paying Agent shall, at the joint written instruction of Parent and Stockholders’ Representative, and at Parent’s cost and expense, receive and disburse the Closing Date Cash Payment and the Escrow Funds, all in accordance with the terms of the Escrow Agreement and this Agreement, including Section 3.2, Section 3.3, Section 3.4 and Section 7.8.”
(f)Section 3.2(b)(ii) of the Merger Agreement is hereby amended by replacing the defined term “Paying Agent” used therein with the defined term “West Firm”.
(g)The “Heading” and first two sentences of Section 3.2(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(c)    Exchange Procedures. As soon as reasonably practicable after the date on which Parent and Beyond6 mutually agree upon the form and substance of the Letter of Transmittal and in any event within five (5) Business Days following such date, the Company shall cause the West Firm to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive a portion of the Merger Consideration pursuant to the terms of this Agreement, (i) a Letter of Transmittal (which shall include an accompanying IRS Form W-9 or the applicable IRS Form W-8, shall specify that delivery shall be effected and risk of loss and title to the Certificates held by such person shall pass only upon proper delivery of the Certificates to the West Firm) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a portion of the Merger Consideration. Upon surrender of a Certificate for cancellation to the West Firm or to such other agent or agents as may be appointed by the Company, together with such Letter of Transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the West Firm, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to that portion of the Merger Consideration that such holder has the right to receive pursuant to the terms of this Agreement, including Section 3.2, Section 3.3 and Section 3.4, and the Certificate so surrendered shall forthwith be canceled.
(h)Section 3.2(d) of the Merger Agreement is hereby amended by replacing the defined term “Paying Agent” used therein with the defined term “West Firm”.
(i)Section 3.2(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(e)    No Liability. None of Beyond6, Parent, Surviving Corporation, the West Firm or the Paying Agent shall be liable to any person in respect of any portion of the Merger Consideration that would otherwise have been payable in respect of any Certificate which is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any portion of the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority), any Merger Consideration payable in accordance with this Article 3 in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.”
(j)Section 3.2(f) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(f)    Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the giving of an indemnification agreement, or the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity, against any claim that may be made against it with respect to such Certificate, the Paying Agent, at the joint written instruction of Parent and Stockholders’ Representative, or the Surviving Corporation, as the case may be, shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.”
(k)Section 3.2(i) of the Merger Agreement is hereby amended by adding the word “with” before the reference to Section 3.2(b).
(l)Section 3.6(a) of the Merger Agreement is hereby amended by replacing the first two uses of the defined term “Paying Agent” therein with the defined term “West Firm” and by adding the words “and/or to the West Firm” immediately after the defined term “Paying Agent” in clause (iv) thereof.
(m)Section 3.6(e) of the Merger Agreement is hereby amended by replacing the defined term “Paying Agent” used therein with the defined term “West Firm”.
(n)Section 7.2(a) of the Merger Agreement is hereby amended by replacing the words “Confidential Information” used therein with the words “Evaluation Material”.
(o)Section 7.18 of the Merger Agreement is hereby amended (i) to delete the words “and Paying Agent” in the first sentence thereof; and (ii) to amend and restate the last sentence thereof in its entirety to read as follows: “The Paying Agent, at the joint written instruction of the Parent and Stockholders’ Representative, shall be responsible for the distribution of all amounts delivered by Parent to the Paying Agent in accordance with the Allocation Schedule.”
(p)Section 9.1 of the Merger Agreement is hereby amended (i) to delete the word “and” at the end of clause (i) thereof, (ii) delete the period at the end of clause (j) thereof and replace it with “; and”; and (iii) insert a new clause (k) at the end thereof which reads in its entirety as follows:
“(k)    a joint instruction letter, duly executed by Stockholders’ Representative, delivered to the Paying Agent, directing the issuance of the Closing Date Cash Payment in the names and amounts set forth on the Allocation Schedule.”

(q)Section 9.2(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(b)    a joint instruction letter, duly executed by Parent, delivered to the Paying Agent, directing the issuance of the Closing Date Cash Payment in the names and amounts set forth on the Allocation Schedule;”
(r)Section 9.2(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(d)    the Escrow Agreement, duly executed by the Parent and the Paying Agent;”
(s)Section 11.15 of the Merger Agreement is hereby amended by replacing each use of “The West Firm, PLLC” therein with the words “the West Firm”.
2.Reaffirmation. Except as expressly modified and amended hereby, the Merger Agreement shall continue in full force and effect, and the Parties ratify and confirm the Merger Agreement as modified and amended hereby. The Parties hereby covenant and agree that the Merger Agreement, as amended by this Amendment, the Exhibits and Schedules to the Merger Agreement and the Transaction Documents contain the complete agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof or thereof in any way. If any provision of this Amendment is construed to conflict with any provision of the Merger Agreement, the provisions of this Amendment shall be deemed controlling to the extent of that conflict.
3.References to Merger Agreement. The Merger Agreement, and any and all other agreements, documents, certificates or instruments now or hereafter executed and delivered pursuant to the terms thereof, as amended hereby, are hereby amended so that any reference in the Merger Agreement and such other documents to the “Agreement” shall mean a reference to the Merger Agreement, as amended hereby.
4.Miscellaneous. The terms and provisions of Section 1.2 (Rules of Construction), Section 11.3 (Notices), Section 11.5 (Amendments), Section 11.6 (Governing Law; Jurisdiction), Section 11.7 (No Waiver), Section 11.9 (Jury Waiver), Section 11.11 (Further Assurances), Section 11.13 (Headings) and Section 11.17 (Counterparts) of the Merger Agreement shall be deemed to apply mutatis mutandis to this Amendment.
* * * *

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

BEYOND6:

BEYOND6, INC.,
a Delaware corporation

By: /s/ Andrew D. West
Name: Andrew D. West
Title: President and CEO

[Signature Page to First Amendment to Agreement and Plan of Merger]

PARENT:

GREENFILL, INC.,
a Delaware corporation

By: /s/ Brian Falik
Name: Brian Falik
Title: President

[Signature Page to First Amendment to Agreement and Plan of Merger]

SUB:

GREENFILL MERGER, INC.,
a Delaware corporation

By: /s/ Bran Falik
Name: Brian Falik
Title: President

[Signature Page to First Amendment to Agreement and Plan of Merger]

STOCKHOLDERS’ REPRESENTATIVE:

HC2 HOLDINGS 2, INC.,
a Delaware corporation

By: /s/ Michael Sena
Name: Michael Sena
Title: CFO

[Signature Page to First Amendment to Agreement and Plan of Merger]